Exhibit 10.101
Carter Holt Harvey Limited
Whakatane Mill Limited
Supply Agreement (NZ)
Carton Board

Date May 4, 2010

Parties

Carter Holt Harvey Limited trading as Carton, a division of CHH Packaging NZ, (CHH)

Whakatane Mill Limited (WML)

Background

A	WML has agreed to supply to CHH, and CHH has agreed to purchase from WML, various grades of carton board product.

B	This Agreement sets out the terms and conditions of that supply and purchase.

Agreed terms

1	Interpretation

1.1	Definitions

In this Agreement:

Calendar Year means the 12 month period commencing on each 1 January of the Term.

Commencement Date means the date of closing under the asset purchase agreement between Carter Holt Harvey Limited and WML dated on or about the date of this Agreement.

DDP has the meaning given to that term in Incoterms 2000.

Force Majeure Event means any or all of the following events or occurrences and the effects thereof; act of God or public enemy, flood, earthquake, storm, cyclone, tornado, hurricane, lightning, fire, explosion, epidemic, war, embargo, riot or civil disturbance, strike or other labour dispute, sabotage, expropriation, confiscation or requisitioning of facilities, order or temporary or permanent injunction of any duly constituted court of competent jurisdiction and any other matter or event which is beyond the control of a party (but excluding the payment of money for any reason) and of which that party could not take reasonable measures to prevent or mitigate the effects.

Group means CHH and each of its related companies (as that term is defined in section 2(3) of the Companies Act 1993, amended such that the term “company” where used in that section includes any corporate entity wherever incorporated), but excluding WML.

KPIs means the key performance indicators set out in Annexure B.

Maximum Annual Volume means:
(a)	during the first Year of the Term, 9,000 tonnes; and

(b)	during every Year from the first anniversary of the Commencement Date, the lesser of:
(i)	9,000 tonnes; and

(ii)	1.2 times the total aggregate volume of all Products which CHH purchased from the Mill during the immediately preceding Year, calculated on each anniversary of the Commencement Date.
Mill means WML’s mill at Whakatane.

Minimum Share of Wallet Percentage means a Share of Wallet Percentage of 90%.

Price List means the prices for the Products set out in clause 5.2, or such other prices as may be agreed between the parties, including as a result of the review process under clause 5.3.

Pricing Principle means the underlying principle that the prices for the Products price should reflect the price available as at the commencement of the Calendar Year to the CHH Packaging NZ Division known as Carton in the open market to buy the volumes contemplated in this Agreement if this Agreement did not exist, but subject always to the following:
(a)	the price for the Product called Formakote Natura and White:
(i)	where such Product is used as equivalent to greyback or whiteback board, shall reflect the price available for equivalent greyback or whiteback board;

(ii)	where such Product is intended for an end use that requires a kraft FBB, shall reflect the price available for equivalent greyback or whiteback board plus a premium that reflects the price of an equivalent kraft FBB;
(b)	the price for the Product called Formakote Sherpa and Spectra shall reflect the price available for equivalent carrier board and coated kraft back board; and

(c)	the price available to CHH in the open market will be assessed taking into account the forecast requirements of CHH for Products over the relevant period as specified in the most recent forecast submitted to WML on the basis referred to in clause 4.1(c).
Products means each of the carton board products listed in Annexure D.

Share of Wallet Percentage means Total WML Tonnes divided by Total NZ Group Tonnes during the relevant period (expressed as a percentage).

Specifications means the specifications for the Products as set out in Annexure C.

Standard Terms means the standard terms and conditions of sale set out in Annexure A, as may be amended from time to time.

Term has the meaning given to it in clause 2.

Total NZ Group Tonnes means the total in tonnes of carton board purchased by the Group from third parties (including WML) for the Group’s New Zealand business during the relevant period.

Total WML Tonnes means the total in tonnes of:
(a)	Products purchased by CHH from WML during the relevant period under this Agreement; and

(b)	carton board purchased by the Group’s New Zealand business during the relevant period in respect of which a customer of the Group’s New Zealand business specifies supply from a supplier other than WML.
Year means a 12 month period commencing on the Commencement Date or any anniversary of the Commencement Date.
1.2	Interpretation
In this Agreement, except where the context otherwise requires:
(a)	the singular includes the plural and vice versa, and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)	a reference to a clause, paragraph or annexure is to a clause or paragraph of, or annexure to, this Agreement, and a reference to this Agreement includes any schedule or annexure;

(d)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to time is to New Zealand time;

(f)	a reference to months is to calendar months;

(g)	a reference to a party is to a party to this Agreement, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(h)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(i)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them; and

(j)	a reference to New Zealand dollars, dollars, NZ$ or $ is a reference to the lawful currency of New Zealand.
2	Term

This Agreement will commence on the Commencement Date and will continue thereafter until terminated in accordance with clause 10 or clause 12 (Term).
3	Purchase and Supply

3.1	Products

CHH agrees to purchase, and WML agrees to supply, the Products in accordance with the Specifications and the terms of this Agreement.

3.2	Product volumes
(a)	CHH will use reasonable endeavours to promote and use the Products supplied by WML pursuant to this Agreement in the manufacturing of its packaging products.

(b)	For each Year, CHH will purchase Products from WML under this Agreement at not less than the Minimum Share of Wallet Percentage, provided that CHH will not be obliged to purchase, and WML will not be obliged to supply, more than the Maximum Annual Volume in each Year. CHH will be required to provide WML with a calculation of the actual Share of Wallet Percentage (and such other supporting information as WML may reasonably require including written evidence that any customer of CHH has requested the supply of carton board from a supplier other than WML) within one month of the end of the relevant Year. For the purposes of calculating the Share of Wallet Percentage, the Total WML Tonnes and Total NZ Group Tonnes during the relevant period will be calculated on the same basis.
3.3	Variation to Products and/or grades
(a)	WML may withdraw any Product or grade of Product on providing six months written notice to CHH. To avoid doubt, the addition or withdrawal of Products and/or grades of Products does not affect the Maximum Annual Volume.

(b)	WML may change the supply of any Product from sheets to reels on providing 6 months written notice (Reels Notice) to CHH provided that WML will only be entitled to give a single Reels Notice during the Term and WML will not be entitled to give a Reels Notice until 18 months after the Commencement Date. If WML gives the Reels Notice, then:
(i)	CHH will have an option to purchase any one of WML’s sheeters (Specified Sheeter) at fair market value, such option to be exercised as follows:
(A)	at any time from the date WML gives CHH the Reels Notice, until the expiry of the Reels Notice, CHH may, by notice in writing to WML, require the fair market price of the Specified Sheeter to be determined;

(B)	if the parties are unable to agree the fair market value of the Specified Sheeter within 30 days from the date of notice by WML, then the parties may jointly appoint an independent valuer to determine the fair market value of the Specified Sheeter;

(C)	if the parties are unable to agree on the independent valuer to be appointed within 10 days, then each party will appoint an independent valuer and those two valuers shall appoint the independent valuer who will determine the fair market value of the Specified Sheeter and the determination of the independent valuer will be final and binding on the parties save for manifest error;

(D)	if following determination of the fair market value of the Specified Sheeter, CHH wishes to purchase the Specified Sheeter, then CHH will, within 20 days of determination of the fair market value of the Specified Sheeter, give notice to WML that CHH intends to purchase the Specified Sheeter. In such case, CHH will complete its purchase of the sheeter on the later of 7 days from the date that CHH gives WML notice that CHH intends to purchase the Specified Sheeter and the expiry of the Reels Notice;
(ii)	CHH will be able to nominate alternative delivery points for that Product in Auckland (subject to adjustment of the price in accordance with clause 5.1);

(iii)	the parties will meet to negotiate in good faith appropriate adjustments to:
(A)	pricing of the relevant Product consistent with the Pricing Principle;

(B)	lead times; and

(C)	if necessary, order standards.

3.4	On-sales prohibited

CHH must not sell more than 200 tonnes of Product purchased under this Agreement in any Year without the prior written consent of WML provided that CHH will always be entitled to sell Product to any company within the Group. In the event that CHH wishes to sell any Product to any company outside the Group which would not be permitted by this clause 3.4, CHH will advise WML of its intention to sell the Product and the parties will follow the following procedure:
(a)	CHH and WML will discuss if they are aware of any third parties who may wish to purchase the Product and if WML identifies potential third party purchasers of the Product, then CHH promptly will use reasonable endeavours to solicit a bona fide offer to purchase the Product from each such third party;

(b)	in the event that CHH receives any bona fide offers from a third party to purchase the Product, it will promptly advise WML of the offer (Third Party Offer) it intends to accept and provide reasonable details of the material terms of the Third Party Offer (including the region into which the proposed sale is intended) to WML (but without any obligation to disclose the identity of the proposed purchaser);

(c)	upon receipt of a notice from CHH under clause 3.4(b), WML may, within seven days, notify CHH in writing whether or not it wishes to match the Third Party Offer and if WML gives CHH notice that it wishes to match the Third Party Offer, then CHH will be obliged to sell and WML will be obliged to purchase the Product on the terms of the Third Party Offer within a further seven days;

(d)	if WML notifies CHH in writing that it does not wish to match the Third Party Offer or it fails to give notice that it will match the Third Party Offer within the time period specified in clause 3.4(c), then CHH may accept the Third Party Offer and sell the Product on the terms of the Third Party Offer within seven days. If CHH does not complete the sale of the Product under the Third Party Offer within that time period, then CHH may not sell the Product without further compliance with this procedure or obtaining the prior written consent of WML.
For avoidance of doubt, selling Product as waste or in a form converted or incorporated into CHH’s packaging products will not constitute a sale of Product for the purposes of this clause.
4	Orders

4.1	Forecasts
(a)	At least one month prior to the commencement of WML’s next scheduled production cycle for the Products (as notified by WML), CHH will provide to WML a detailed written monthly rolling forecast of the projected grades/grammages for each of the Products for at least the next 12 months.
(b)	WML will provide CHH with regular advice as to the scheduled production dates for the Products.

(c)	WML acknowledges that forecasts provided by CHH are not binding on CHH. CHH will ensure that any forecast is made in good faith and after due care and consideration of all relevant factors relating to CHH’s expected requirements for Products for the applicable forecast period.
4.2	Orders
(a)	CHH will provide WML with written binding orders for Products at least 7 days prior to the requested delivery date. CHH is entitled to place multiple orders in each monthly period and WML will be obligated to supply orders placed by CHH in accordance with this clause 4.2(a) for up to the forecasted volume of Products for that month. Unless otherwise agreed in writing with WML, CHH shall not be entitled to order more than 110% of the forecasted volume of Products for that month.

(b)	Each written order must comply with the ordering standards as agreed between the parties and as amended from time to time.

(c)	Each written order must state a location for delivery of the manufactured Products.
4.3	Orders in excess of forecasted and Maximum Annual Volume
(a)	If the aggregate of CHH orders for Products in any month is in excess of the forecasted volume for Products for that month, WML will use its reasonable endeavours to fulfil any such orders. WML will advise CHH as soon as reasonably practicable if it is unable to fulfil any amount of any order over the monthly forecasted volume. WML agrees that CHH will not be unequally discriminated against in relation to WML’s other customers, in the allocation of any supply of the Products.

(b)	WML is not obliged to supply more than the Maximum Annual Volume in any Year.
5	Price and Delivery

5.1	Price and delivery

During the Term, CHH must pay for each grade of Product in accordance with the price for that Product in the Price List. Each price is quoted DDP to a location in Auckland nominated by CHH as part of its order. If CHH requests delivery to any other location, the price may be adjusted to reflect the additional freight cost, and the adjusted price will be charged to CHH upon acceptance of the order.

5.2	Initial Price List
(a)	The Price List from the Commencement Date until the review of the Price List in accordance with clause 5.3 is:
(i)	Formakote Natura $1,388 per tonne;

(ii)	Formakote Natura Grease $1,588 per tonne;

(iii)	Formakote White $1,573 per tonne;

(iv)	Formakote White (for use in “McDonalds” products) $1,471 per tonne;

(v)	Formakote Spectra $1,515 per tonne;

(vi)	Formakote Spectra Grease $1,715 per tonne; and

(vii)	Formakote Sherpa $1,491 per tonne.
(b)	In the event that there is a rebate arrangement with a specific customer for which CHH supplies product using Products supplied by WML (including an arrangement entered into before the Commencement Date), the parties will agree any rebate to be paid in relation to Products supplied for use by CHH in the supply of products for that specific customer over a particular period (Rebate Amount). Not less than 20 days prior to the expiry of the period in respect of which a Rebate Amount applies, the parties will discuss whether a new Rebate Amount will be applied for that specific customer. If the parties are unable to reach agreement on a new Rebate Amount prior to the expiry of such period, then they will cease to have any further obligations to discuss or agree such new Rebate Amount (and, for the avoidance of doubt, the matter in dispute may not be referred for determination under clause 5.4 or clause 9).
5.3	Review of Price List

Two months prior to 31 December of each Calendar Year of the Term, WML will review the prices of the Products in conjunction with CHH and the prices will be adjusted in accordance with the Pricing Principle (unless the parties have agreed in writing to a different price to apply to any particular supply under this Agreement). Once finalised, WML will provide the new Price List to CHH at least four weeks prior to 31 December of each Calendar Year of the Term and the new Price List will apply to all deliveries of Products scheduled to be transported from the Mill on or after the first day of the next Calendar Year. The scheduled date for transportation of Products from the Mill will be as specified in the order acknowledgement.

5.4	Pricing Disputes

If the parties are unable to agree the new Price List within four weeks of the date on which the parties commence their review of the prices of the Products, the matter will be referred to an independent expert for determination in accordance with clause 5.5 (Independent Expert). The parties will provide the

Independent Expert with such information as’ may be reasonably requested. The Independent Expert must determine the new Price List within 14 days following appointment. The determination of the Independent Expert will be final and binding on the parties, save for manifest error, and the new Price List will apply to all deliveries of Products scheduled to be transported from the Mill on or after the first day of the relevant Calendar Year. The scheduled date for transportation of Products from the Mill will be as specified in the order acknowledgement.

On resolution of any dispute related to the Price List, the parties will pay or credit, as appropriate, to account for any backdated changes to the Price List.

5.5	Independent Expert

The independent Expert will be appointed in accordance with the following provisions:
(a)	the independent Expert will be appointed by both parties or, where the parties cannot agree within 14 days, appointed by:
(i)	in relation to disputes regarding pricing, the chairperson of the Auckland branch of the Institute of Chartered Accountants of New Zealand; and

(ii)	in relation to all other disputes, the President of the New Zealand Law Society;
(b)	the Independent Expert will act as an expert and not as an arbitrator and the law relating to arbitration will not apply to the Independent Expert’s determination; and

(c)	the costs and expenses of the Independent Expert will be shared by the parties equally.
5.6	Delivery method and time

The Products will be delivered by WML as pallets of sheeted boards unless notice has been given in respect of a particular Product in accordance with clause 3.3(b). WML will not deliver orders of Products in instalments unless WML has first obtained CHH’s consent (such consent not to be unreasonably withheld or delayed). The pallets are to be delivered to CHH during normal working hours unless otherwise agreed, and in accordance with normal industry delivery practices. A delivery docket and certificate of analysis will accompany every delivery. For avoidance of doubt, any terms and conditions contained in any delivery docket shall not be binding on the parties unless agreed in advance and in writing to be binding. Any certificate of analysis provided is subject to the terms and conditions stated on the certificate, and relates solely to the tested sample. CHH shall be entitled to produce the certificate, upon request, to a customer of CHH, provided that:
(a)	CHH draws the customer’s attention to both the terms and conditions of the certificate of analysis and the certificate of analysis applying solely in relation to a tested sample; and

(b)	the customer confirms its acceptance of those terms and conditions.
5.7	WML not to warehouse

Products made to order will be delivered as soon as practicable after manufacture on a DDP basis to a location in Auckland nominated by CHH as part of its order. If CHH nominates a delivery point that is an intermediate warehouse or other storage facility, CHH will be liable for all storage and associated costs (including without limitation, any on-freight costs) connected with that facility.

6	Service Levels

6.1	Specifications and KPIs
(a)	All Products supplied by WML under this Agreement must meet the Specifications.

(b)	WML must not make any change to the Specifications, other than a minor or immaterial change, without the prior written consent of CHH.

(c)	WML will meet or exceed the KPIs under this Agreement.
6.2	Quarterly reviews

Both parties agree to formally meet quarterly to review service levels in relation to the KPIs and other operational matters pertaining to this Agreement. WML will monitor and report on WML’s performance of its obligations under this Agreement against the KPIs at the quarterly reviews.

6.3	Failure to meet KPIs

Where WML does not meet a KPI in accordance with clause 6.1, the parties’ respective nominated representatives will promptly meet to discuss the reasons why the KPI was not met. The representatives must then use their reasonable endeavours to develop and agree within 7 days a plan to rectify the error and identify what can be done by WML and CHH to ensure the KPI is met in the future.

6.4	Continued failure to meet KPIs

Where:
(a)	WML has failed to meet the target for a specific KPI for three consecutive months or five months in a Year; and

(b)	such failures have had a material adverse impact on CHH’s business or operations, then such failures will constitute a material breach of this Agreement for the purposes of clause 10.2 of this Agreement.

7	Liability

7.1	Limited liability per claim

Subject to clauses 7.2 and 7.3, the liability of either party under this Agreement shall be limited to the aggregate of:
(a)	the value of the actual Products to which the claim relates; and

(b)	$100,000,
per claim or series of related claims.

7.2	Liability for gross negligence, wilful act or omission

The liability of either party where, and to the extent that, the losses or damages of the other party are caused by the liable party’s gross negligence or wilful act or wilful omission shall not be subject to the limitations in clauses 7.1 and 7.5.

7.3	Limited aggregate liability

Other than in respect of CHH’s obligation to pay the price for all Products ordered and invoiced, the liability of either party under this Agreement shall be limited in any Year to $1.0 million.

7.4	Defective Products

Subject to clause 7.1, where there is a valid claim by CHH in relation to defective Products, WML will be entitled to replace or repair any defective Products instead of refunding the price for such Products, unless CHH, acting reasonably, has given advance notice to WML in writing that CHH requires a refund for such Products.

7.5	Exclusion of liability

Subject to clause 7.2, each party shall not in any circumstances be liable to the other party for any loss of profits or indirect or other consequential loss or damage (including any loss of: business income; profits; revenue; customers; penalties; fines; damages for personal injury; use of an asset; production; contract; goodwill; or loss or corruption of data and additional finance or interest costs) in relation to this Agreement.

8	Payment Terms

8.1	Supply on Standard Terms

The Standard Terms will apply to the sale of the Products by WML. To the extent that there is any inconsistency between the terms of this Agreement and the Standard Terms, the terms of this Agreement will apply.

8.2	Payment by CHH

CHH must pay for all Products ordered and invoiced by WML no later than the last day of the month following the date of any tax invoice (as defined in the Goods and Services Tax Act 1985).

9	Dispute resolution process

9.1	Procedure

If any dispute arises between the parties under or in connection with this Agreement (other than a pricing dispute under clause 5.4):
(a)	the dispute must initially be referred to the parties’ respective nominated representatives who are responsible for the management of this Agreement;

(b)	the representatives must then use their reasonable endeavours to resolve the dispute; and

(c)	if the parties’ representatives are unable to resolve the dispute within 30 days of the referral, or such other period as is agreed in writing, the dispute must be referred to the parties’ respective Chief Executives who will use their reasonable endeavours to resolve the dispute within 10 days.
9.2	No resolution

If the dispute cannot be resolved by the parties’ respective Chief Executives within the time period specified in clause 9.1(c), either party may require the dispute to be referred to an Independent Expert. The Independent Expert’s decision will be final and binding on the parties, save for manifest error.

9.3	Confidentiality

The parties will hold confidential, unless otherwise required by law or at the direction of a court of competent jurisdiction, all information relating to the subject matter of the dispute as disclosed during or for the purposes of dispute resolution under this clause 9.

10	Termination

10.1	Termination without cause

At any time after 31 December 2013, either party may terminate this Agreement by giving a minimum of 12 months written notice of termination to the other party.

10.2	Termination with cause

A party may terminate this Agreement with immediate effect by giving written notice to the other party if:
(a)	that other party commits any material breach of this Agreement that is not capable of being remedied;

(b)	that other party commits any material breach of this Agreement that is capable of being remedied, and then fails to remedy the breach within 30 days after receiving notice requiring it to do so;

(c)	that other party ceases to be able to pay its debts as and when they become due or ceases to carry on business; or

(d)	any step is taken to appoint a receiver, a receiver and manager, a provisional liquidator, a liquidator, an administrator or other like person of the whole or part of that other party’s assets, operations or business, or any action is taken by any person that is analogous to the foregoing.
11	Assignment

11.1	No assignment without consent

This Agreement may be assigned by either party subject to approval in writing from the other party. This approval is not to be unreasonably withheld and shall be given if:
(a)	the party requesting approval (Requesting Party) proves to the reasonable satisfaction of the other party that the proposed assignee is respectable, responsible and has the financial resources to meet the Requesting Party’s obligations under this Agreement; and

(b)	all amounts due and payable by the Requesting Party under this Agreement have been paid and there is not any subsisting material breach of the Requesting Party’s obligations under this Agreement.
11.2	Assignment to related companies

Notwithstanding clause 11.1 or clause 11.3, either party may assign or otherwise transfer without the approval of the other party any right or obligation arising out of this Agreement to any entity who is (directly or indirectly) owned or controlled by Mr. Graeme Richard Hart.

11.3	Change in Control
A change in control of either party will be deemed to be an assignment for the purposes of this clause 11. For the purposes of this Agreement, change in control means:
(a)	where a party ceases to be controlled directly or indirectly by Mr. Graeme Richard Hart;

(b)	where there is a change in direct or indirect control of a party (but, for the avoidance of doubt, if a party is controlled directly or indirectly by Mr Graeme Richard Hart, there will not be a change in control of that party arising from any transfer or other transaction if, following that transfer or transaction, that party continues to be controlled directly or indirectly by Mr. Graeme Richard Hart);

(c)	a sale of the majority of the assets comprising the Mill to a third party who is not controlled directly or indirectly by Mr. Graeme Richard Hart; or

(d)	a sale of the majority of the assets comprising the CHH Packaging NZ Division known as Carton to a third party who is not controlled directly or indirectly by Mr. Graeme Richard Hart.
11.4	Obligation to assign

Subject always to clause 11.1, WML must assign or novate this Agreement to a third party purchaser of the majority of the assets comprising the Mill.

12	Force Majeure

Neither party will be liable for any failure to perform its obligations under this Agreement where such failure is due to a Force Majeure Event, provided that the affected party:
(a)	promptly notifies the other party of the cause arising;

(b)	uses its reasonable endeavours to overcome or work around such cause and to minimise its effects; and

(c)	uses its reasonable endeavours to resume performance of the obligation frustrated by such cause as soon as such cause has abated.
Either party may terminate this Agreement in whole or in part to the extent the other party’s performance of its obligations under this Agreement is materially affected by a Force Majeure Event lasting more than 20 days.

13	Notices

13.1	Particulars for notices

The particulars for delivery of notices are initially:
(a)	Carter Holt Harvey Limited
Address:	Physical Address 862 Great South Road Penrose Auckland 1061 Postal Address PO Box 92824 Penrose Auckland 1642
Attention:	Rachael Newfield

Telephone:	09 579 2839

Facsimile:	09 579 8024

Email:	Rachael.Newfield@chh.co.nz
Copy to each of the persons named below:

Carter Holt Harvey Limited
Address:	173 Captain Springs Road Te Papapa Private Bag 92-106 Auckland 1142
Attention:	Business Legal Counsel — Pulp, Paper and Packaging

Facsimile:	09 633 0601
Rank Group Limited
Address:	Level Nine 148 Quay Street PO Box 3515 Auckland

Attention:	Greg Cole

Facsimile:	09 366 6263

Email:	Greg.Cole@rankgroup.co.nz

Rank Group Limited
Address:	Level Nine 148 Quay Street PO Box 3515 Auckland
Attention:	Helen Golding

Facsimile:	09 366 6263

Email:	Helen.Golding@rankgroup.co.nz
(b)	Whakatane Mill Limited
Address:	Mill Road Whakatane

Attention:	Graham Millar

Telephone:	07 306 3800

Facsimile:	07 306 3655

Email:	Graham.Millar@chh.co.nz
Copy to each of the persons named below:

SIG Group
Address:	Laufengasse 18 CH-8212 Neuhausen am Rheinfall Switzerland

Attention:	Marco Haussener

Facsimile:	00 41 52 674 7200

Email:	Marco.Haussener@sig.biz
SIG Group

Address:	Laufengasse 18 CH-8212 Neuhausen am Rheinfall Switzerland

Attention:	Daniel Petitpierre

Facsimile:	00 41 52 674 6556

Email:	Daniel.Petitpierre@sig.biz

13.2	Delivery

Any notice, demand, consent or other communication given or made under this Agreement (Notice) must be:
(a)	left at the address (or addresses) set out or referred to in clause 13.1;

(b)	sent by prepaid ordinary post (airmail if appropriate) to the address (or addresses) set out or referred to in clause 13.1;

(c)	sent by fax to the fax number set out or referred to in clause 13.1; or

(d)	sent by email to the email address set out or referred to in clause 13.1; or

(e)	given in any other way permitted by law.
However, if the intended recipient has notified a changed postal address, physical address, fax number or email address, then the communication must be to that address or number.

13.3	When effective

A Notice takes effect from the time it is received unless a later time is specified.

13.4	Receipt — post

If sent by post, a Notice is taken to be received three days after posting (or seven days after posting if sent to or from a place outside New Zealand).

13.5	Receipt — fax

If sent by fax, a Notice is taken to be received at the time shown in the transmission report as the time that the whole fax was sent.

13.6	Receipt — email

If sent by email, a Notice is taken to be received at the time shown in the sent email as the time that the email was sent.

13.7	After hours communications

If a Notice is given:
(a)	after 5.00 pm in the place of receipt;

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt; or

(c)	on a day starting from and including 24 December to 3 January, it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or bank or public holiday in that place.

14	Confidentiality

Except as required by law or by the rules of any applicable stock exchange, each party agrees to keep the terms of this Agreement and any information supplied directly or indirectly by the other party (which is not public information) confidential, provided that each party is permitted to make such disclosures to its employees, agents, advisers or subcontractors as is necessary to enable that party to perform its obligations under this Agreement.

15	Governing law

This Agreement will be governed by and construed in accordance with the laws of New Zealand. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of New Zealand.

16	General

16.1	Costs

Subject to any express provision in this document to the contrary, each party shall bear its own legal and other costs and expenses relating directly or indirectly to the preparation of, and performance of its obligations under, this Agreement.

16.2	Amendment

This Agreement may only be varied or replaced by an instrument in writing duly executed by the parties.

16.3	Counterparts

This Agreement may consist of a number of counterparts and if so the counterparts taken together constitute one and the same instrument.

16.4	Joint and several liability

An obligation under this Agreement of two or more persons binds them jointly and severally.

16.5	Entire agreement

This Agreement and the documents specifically referred to in it constitute the entire understanding and agreement between WML and CHH with respect to the supply and purchase of the Products, and supersede all negotiations, prior discussions, and preliminary agreements, between the parties.

16.6	Invalidity

If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be deleted from the document, and the parties shall in good faith negotiate to replace the provision with a new provision which being legal, valid and enforceable, comes closest to the meaning of the original provision, and the remainder of this Agreement will not be affected.
16.7	Further Assurances

Each party shall promptly execute all documents and do all things that any other party from time to time reasonably requires of it to effect, perfect or complete the provisions of this Agreement and any transaction contemplated by it.

Executed as an agreement

Executed by Carter Holt Harvey Limited	) )

/s/ ROBERT BAILEY
Authorised Signatory

ROBERT BAILEY
Print name

Executed by Whakatane Mill Limited	) )

/s/ ROBERT BAILEY
Authorised Signatory

ROBERT BAILEY
Print name